Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS RECORD QUARTERLY EARNINGS STAMFORD, NOVEMBER 10, 2006 Patriot National Bancorp, Inc. (NASDAQ Capital Market “PNBK”) the parent of Parent National Bank, reported record quarterly earnings for the quarter ended September 30, 2006 of $671,000 ($.20 diluted income per share) which represents an increase of 139% over the net income of $281,000 ($0.11 diluted income per share) reported for the quarter ended September 30, 2005. For the nine month period September 30, 2006, net income of $1,577,000 ($0.48 diluted income per share) was 72% higher than the net income of $919,000 ($0.36 diluted income per share) reported for the nine month period ended September 30, 2005.

The record quarterly earnings was the result of a significant increase in operating revenue as the growth in net interest income more than offset a decrease in non-interest income resulting from lower levels of mortgage brokerage referral fees and increased operating expenses as a result of higher salaries and benefits and occupancy and equipment expense resulting primarily from the branch expansion program, increased lending personnel and higher levels of incentive based compensation.

Net interest income for the quarter ended September 30, 2006 of $5,035,000 was 36% higher than the $3,706,000 reported for the same period last year. For the nine month period ended September 30 net interest income increased $4,000,000, or 38%, from $10,614,000 in 2005 to $14,614,000 in 2006. The higher level of net interest income is due to the strong growth of the balance sheet and improved spreads. For the quarter ended September 30, 2006 the net interest margin of 3.72% was 24 basis points higher than the same period last year. For the nine months ended September 30, 2006 the net interest margin was 3.79% compared to 3.45% for the nine months ended September 30, 2005.

Total non-interest income of $633,000 for the quarter ended September 30, 2006 was down 36% from the quarter ended September 30, 2005. The slowdown in residential lending caused by the higher interest rate environment resulted in mortgage brokerage referral fees and loan processing fees decreasing from $799,000 for the quarter ended September 30, 2005 to $438,000 for the quarter ended September 30, 2006. Total non-interest income decreased from $2,517,000 for the nine months ended September 30, 2005 to $1,844,000 for the same period this year for the same reasons as given for the quarterly comparison.

Total non-interest expenses increased $620,000, or 16%, to $4,491,000 for the quarter ended September 30, 2006 compared to $3,871,000 for the same quarter in the prior year. For the nine months ended September 30, 2006 total non-interest expenses increased 19% to $12,924,000. Salaries and benefits increased 17% to $2,795,000 for the quarter ended September 30, 2006 compared to the comparable quarter last year as a result of additional lending personnel and higher levels of incentive based compensation. Salaries and benefits were 16% higher in the nine month period ended September 30, 2006 compared to the nine month period ended September 30, 2005 as a result of the branch expansion program as well as the reasons given for the quarterly comparison. Occupancy and equipment expense increased $156,000, or 29%, to $695,000 for the quarter ended September 30, 2006 and increased $507,000, or 33%, to $2,030,000 for the nine month period ended September 30, 2006 primarily as a result of the branch expansion program.

Total assets at September 30, 2006 were $614 million which represents an increase of $158 million, or 35%, from September 30, 2005. Total loans increased $114 million, or 33%, to $455 million during that same period. The Bank achieved excellent growth in construction, commercial real estate and residential mortgage loans due to the continued strength in the local real estate market. Underwriting standards remain high, credit quality continues to be strong and non-accruing assets remain flat compared to the prior quarter. Total deposits at September 30, 2006 of $505 million were $95 million, or 23%, higher than the $410 million in total deposits at September 30, 2005. Non-interest bearing deposits of $51 million at September 30, 2006 represent an increase of 13% from the $45 million reported as of September 30, 2005. Interest bearing deposits increased 24% over the same period and ended the most recent quarter at $454 million.

Mr. Charles F. Howell, President and Chief Executive Officer, of Patriot National Bank stated that he was very gratified by the strong operating performance during a difficult period for the banking industry. He was particularly pleased with the combination of strong balance sheet growth and higher levels of revenue resulting from the improved balance sheet mix. Mr. Howell stated that 1.5 million shares of common stock were issued in a public offering that closed on September 29. He said that he was very pleased by the support shown by the investment community and that the additional capital would allow Patriot to continue to execute its long term strategic plan of building a strong independent franchise providing quality products and services and excellent customer service.

Patriot recently opened its newest branch in Milford, CT during the month of October and is scheduled to close on the purchase of a branch office and related deposits in New York City from Millennium bcpbank this month. Patriot also has regulatory approval to open two branch offices in Fairfield, CT and one office in Trumbull, CT. All three offices are scheduled to be open by the end of the first quarter of next year. Patriot National Bank is headquartered in Stamford, CT and currently has eleven full service branches in Stamford, Darien, Greenwich, Milford, Norwalk, Old Greenwich, Southport, and Wilton, CT. Patriot National Bank also has loan production offices in Stamford, CT and New York City and Melville, NY.

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Net interest income	$5,035	$3,706	$14,614	$10,614
Non-interest income	633	986	1,844	2,517
Non-interest expense	4,491	3,870	12,924	10,878
Provision for loan losses	117	350	1,040	710
Income before taxes	1,061	472	2,493	1,544
Assets at period end	613,825	455,597	613,825	455,597

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-KSB for the year ended December 31, 2005.